UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2020

BLINK CHARGING CO.
(Exact name of registrant as specified in its charter)

Nevada	001-38392	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

407 Lincoln Road, Suite 704 Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	BLNK	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	BLNKW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CURRENT REPORT ON FORM 8-K

Blink Charging Co.

February 7, 2020

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2020, Jonathan New advised Blink Charging Co. (the “Company”) of his resignation as Chief Financial Officer of the Company and from any other positions he held with the Company, effective February 10, 2020. Mr. New’s departure was not in connection with any disagreement relating to the Company’s operations, policies, or practices.

In connection with Mr. New’s resignation, and effective as of February 10, 2020, the Company’s Board of Directors (the “Board”) appointed Michael P. Rama as the Company’s Chief Financial Officer.

Mr. Rama, age 53, has acted as an independent financial consultant since July 2019 and previously served as the Vice President and Chief Financial Officer of NV5 Global, Inc., a Nasdaq Capital Markets-traded company that provides professional and technical engineering and consulting solutions for public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets, from August 2011 to June 2019. At NV5 Global, Mr. Rama was responsible for all accounting, finance and treasury functions and the company’s SEC reporting. From October 1997 until August 2011, Mr. Rama held various accounting and finance roles with AV Homes, Inc. (formerly known as Avatar Holdings, Inc.), including as principal financial officer, chief accounting officer and controller. Mr. Rama has more than 20 years of experience with SEC compliance, establishment and maintenance of internal controls, and capital markets and acquisition transactions. Mr. Rama earned a Bachelor of Science degree in accounting from the University of Florida and is a Certified Public Accountant.

In connection with Mr. Rama’s appointment as Chief Financial Officer, the Board approved an Employment Offer Letter with Mr. Rama (the “Offer Letter”), which was executed on February 7, 2020. Pursuant to the Offer Letter, Mr. Rama agreed to devote his full business efforts and time to the Company as its Chief Financial Officer. The Offer Letter extends for a term expiring on February 10, 2022, and is automatically renewable for an additional one-year period. The Offer Letter provides that Mr. Rama is entitled to receive an annual base salary of $300,000, payable in regular installments in accordance with the Company’s general payroll practices. Mr. Rama will be eligible for an annual performance cash bonus of 25% of his base salary based on the satisfaction of certain key performance indicators set with the Board’s Compensation Committee. Mr. Rama will be entitled to receive equity awards under the Company’s 2018 Incentive Compensation Plan with an aggregate annual award value equal to 50% of his base salary in the form of restricted stock and stock options. Mr. Rama has also received a $50,000 cash signing bonus.

If Mr. Rama’s employment is terminated by the Company other than for Cause (which includes willful material misconduct and willful failure to materially perform his responsibilities to the Company), he is entitled to receive severance equal to up to 12 months of his base salary. If there is a buy-out or a “change of control,” Mr. Rama will also be entitled to obtain his base salary for a period of 12 months as a severance payment. Mr. Rama is entitled to vacation and other employee benefits in accordance with the Company’s policies.

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As part of executing the Offer Letter, Mr. Rama entered into the Company’s standard Employee Confidentiality and Assignment of Inventions Agreement prohibiting Mr. Rama from disclosure of confidential information regarding the Company, restricting Mr. Rama from engaging in any activities competitive with the Company’s business and confirming that all intellectual property developed by Mr. Rama relating to the Company’s business constitutes the Company’s exclusive property.

Other than as described above, there are no related party transactions between the Company and Mr. Rama and Mr. Rama is not related to any existing member of the Board or any executive officer of the Company. There is no arrangement or understanding between Mr. Rama and any other persons or entities pursuant to which Mr. Rama was appointed as the Chief Financial Officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	Employment Offer Letter, dated February 7, 2020, between Blink Charging Co. and Michael Rama.+
Exhibit 99.1	Press Release issued by Blink Charging Co. on February 11, 2020.

+ Compensatory plan or arrangement

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK CHARGING CO.

Dated: February 11, 2020	By:	/s/ Michael D. Farkas
	Name:	Michael D. Farkas
	Title:	Chairman and Chief Executive Officer

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